Exhibit 99.2

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (AMEX)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Stock to Trade on NYSE

Move to NYSE Expected to Increase Company Coverage and Attract More Investors

PITTSBURGH, June 28, 2004 —MSA, the world’s leading manufacturer of safety equipment for worker and plant protection, will begin trading its stock on the New York Stock Exchange (NYSE: MSA) effective July 12, 2004, John T. Ryan III, MSA chairman and chief executive officer, announced today. MSA’s stock is presently traded on the AMEX Stock Market (AMEX: MSA).

The decision to move to the NYSE provides MSA with an effective opportunity to attract new investors, Mr. Ryan commented. “The NYSE is certainly the global leader in terms of being able to provide companies with premium positioning in the marketplace,” he said. “We believe this move will enhance the visibility of MSA and our common stock, and subsequently enhance our ability to attract greater institutional and private investment.”

MSA moved from the NASDAQ exchange to the AMEX exchange in 2000 to take advantage of AMEX’s auction-model structure, which helped narrow the spread between bid and ask prices. Like AMEX, the NYSE provides price discovery based on auction market principles enhanced by specialists.

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“The AMEX exchange provided fine service to the company and its investors, which I appreciate,” Mr. Ryan said. “However, as the sales volume and market value of MSA stock has increased due to our positive business performance over recent years, moving to the NYSE became appropriate. This is part of our strategy to increase the visibility of our company. MSA is a fundamentally strong company with a great story to tell, and we believe the NYSE offers an ideal platform to help us achieve that goal.”

Mr. Ryan added that the company will be able to maintain its current trading symbol of “MSA” on the NYSE. “This was important to us because it allows us to reinforce and build global brand recognition for the MSA name.”

“This is a noteworthy day for MSA, our associates and our shareholders. Moving to the New York Stock Exchange is a significant milestone for a company that was founded 90 years ago. The New York Stock Exchange is an optimal platform to showcase MSA’s passion for safety,” Mr. Ryan concluded.

The New York Stock Exchange is home to 2,744 companies whose total global market capitalization exceeds $17.6 trillion. NYSE-listed companies range from “blue chip,” to many of the world’s leading technology companies, and young, high-growth enterprises. Buyers and sellers meet directly in a fair, open and orderly market to realize the best possible price through the interplay of supply and demand. On an average day in 2004, 1.5 billion shares, valued at $47.9 billion, trade on the NYSE.

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“The Exchange is privileged to welcome MSA, a worldwide leader in the production of safety equipment and systems, to its family of listed companies,” said NYSE President & co-COO Cathy Kinney. “We look forward to an outstanding partnership with the company and its shareholders.”

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated products that protect people’s health and safety. The company has annual sales of nearly $700 million, manufacturing operations throughout the United States and Europe and 28 international affiliates. MSA’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. These products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad offering of consumer and contractor safety products, which are available through select home center retail outlets under the MSA Safety Works brand.

This press release of MSA contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. MSA cautions readers that statements relating to future aspects of the offering are forward-looking statements and are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond MSA’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect expectations, please see MSA’s filings with the Securities and Exchange Commission, including its registration statement on Form S-3. Unless legally required to do so, MSA undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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